UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MPG OFFICE TRUST, INC.

(Name of Registrant as Specified In Its Charter)
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YOUR VOTE AT THE SPECIAL MEETING OF
MPG OFFICE TRUST STOCKHOLDERS
IS ESSENTIAL!

June 21, 2013

Dear Stockholder:

Our records indicate that you have not yet voted your shares of common stock for the MPG Office Trust, Inc. (“MPG”) Special Meeting of Stockholders to be held on July 17, 2013.

Whether or not you plan to attend the Special Meeting, we encourage you to cast your vote using the enclosed proxy card as soon as possible.

At the Special Meeting, you are being asked to approve the proposed merger of MPG with and into Brookfield DTLA Fund Office Trust Inc. You are also being asked to approve any proposed adjournments of the Special Meeting to solicit additional proxies needed to approve the merger and the other transactions contemplated by the merger agreement.

The MPG board of directors unanimously recommends that MPG stockholders vote FOR approval of the merger and the other transactions contemplated by the merger agreement.

YOUR VOTE IS IMPORTANT!

Because approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of holders of two-thirds of the MPG common shares that were issued and outstanding as of May 24, 2013, your vote is crucial, no matter how few or how many shares you owned as of that date.

Your failure to vote will have the same result as a vote against the merger and the other transactions contemplated by the merger agreement, so we urge all stockholders to take a moment now and authorize their proxy in favor of the merger proposal.

PLEASE VOTE TODAY!

For your convenience, we have enclosed a duplicate proxy card. We have also made arrangements to allow you to vote via telephone or the Internet by following the instructions listed on the proxy card. We hope that we can count on your support for the proposed merger. If you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885.

Sincerely,
Paul M. Watson
Chairman of the Board